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On August 20, 2026, Dr. Thomas Kaplan, Chairman of the Board of NOVAGOLD Resources Inc. participated in a conversation on Kitco News. A copy of the transcript for the video can be found below.

Kitco News Interview with Thomas Kaplan Aug 20, 2026

Speaker: [00:00:00] I do believe that we are in the midst of what will be seen to be a very, very, very long wave in gold and silver, that we will see new highs, uh, in both. And ultimately, I can see gold going to 30, 40, $50,000 without a problem. It's all about conviction. Um, it's all about focusing only on, what, you'll forgive me, uh, to use a shorthand, um, Rembrandts.

Um, you only focus on those things about which you have metaphysical certitude. If you really believe that they're not going to change the rules of the game, you're wrong. There is no one in the world who will have sympathy for the mining company.

Speaker 2: Welcome back. I'm Jeremy Szafron. Well, in 1993, a man with no background in mining scraped together about $10,000 for an option on a silver property in Idaho.

Now, he drove [00:01:00] out to see it with his fiancee at the time, and while they were standing there, he pointed across the valley at a different mine, one he didn't own, and he told her that someday it would be his. Now six years later, at their wedding, he handed every guest a one-ounce silver medallion. He insisted that the silver came from that mine.

He still didn't own it, and his company bought that mine in 2010. And on June 4th of this year, 33 years after he pointed at it, he stood inside the New York Stock Exchange and watched Sunshine Silver begin trading. Now that's Thomas Kaplan. He built a natural gas company whose assets sold for about $2.55 billion, and then he concentrated his career and his family's capital in gold and silver, and obviously he stayed there.

Almost no one in this business waits 33 years for nothing. So today I'm not gonna ask him where gold is going. I'm gonna ask him how a person holds on. Stay with me.

All right, joining me now is Dr. Thomas Kaplan, chairman of Electrum Group, chairman of NovaGold, chairman of [00:02:00] Sunshine Silver and Refining. And, and, and for anybody who doesn't know, electrum is a, a naturally occurring alloy of gold and silver. The name was the thesis. Good to see you, Tom. Thanks for making time exclusively with us today.

Speaker: It's a great pleasure to be back, Jeremy. Thank you for having me.

Speaker 2: Now, be- before we get to this, because we have so much to talk to. I mean, it's been a busy year for you and your group, no doubt. But, uh, one thing I kinda wanna be up front with everyone watching, I'm not gonna ask him for a price target today necessarily.

But I am gonna ask him what it feels like to watch this year happen after spending 30 years building around the thesis because that's the part you can't get anywhere else. Um, let's start with what I was talking about, somewhere where nobody really starts with you. I mean, your doctorate at Oxford was on the Malayan counterinsurgency of all things, and specifically on the way commodities shape how countries plan.

Um, then you went out and built an entire career inside that one sentence. So Tom, I mean, did the thesis explain the career, or did you only see the connection looking backwards? [00:03:00]

Speaker: The thesis was the function of a passion for history, uh, particularly military history. Uh, that took me back to when I was a boy and made a decision that I wanted to study history as an undergraduate at Oxford, and then ultimately to do my doctorate in counterinsurgency, which is to say, uh, counter-guerrilla warfare.

Um, what really struck me and became, uh, a main thrust of the thesis was the significance of natural resources to being able to win that war, specifically the rubber and tin that Malaya was providing, uh, at a time when there was a boom in commodities due to the Korean War. One thing led to another, and despite the fact that I had no background in anything normally associated with mining, be it geology or engineering, I [00:04:00] did focus on commodities and superimposing an understanding of history as to how those cycles would play out, and therefore how I could best position myself to be able to leverage an understanding of the commodities and the cycles to be where people would want to be when they caught up with my point of view.

Hmm. And that's where we are today.

Speaker 2: Yeah. Well said. And I, I was gonna kind of ask you, I mean, that applied history that you put in the foreground there, I mean, what, what does history give you that a spreadsheet doesn't?

Speaker: It gives you an understanding of human psychology over a broad canvas. Essentially, the human mind has changed very little in terms of its instincts, its fears, its passions, its joys.

And what history allows you to do is to see this psychology as it [00:05:00] plays out in waves.

Speaker 2: Hmm.

Speaker: And if you are able to have conviction that you're in the zone, that you're in the right place in that wave, it allows you to be fearless when people are selling and to be fearful, um, when you see irrational exuberance.

Hmm. And that's what's given us our track record. Uh, sometimes we have more immediate gratification, and we can buy something and sell it within five or 10 years. Sunshine, as you point out- Mm-hmm ... um, we bought in 2010. Novagold I've been in, um, since, uh, 17 years. Um, our view is a very simple one. We are attracted to assets that are differentiated, that are rich in [00:06:00] superlatives, whether it's the size, the grade, the production profile, and increasingly jurisdictional, um, aspects.

If we love something, we can hold it forever. Mm. And our basic litmus test is this. Is the asset good enough that if we hold it, we should make at least 10 times our money? If we get the added benefit of my being right on the macro thesis and we get tailwinds in macro, and if we get tailwinds through the drill bit, which is something that I find is a very important differentiator in, uh, choosing which assets to focus on-

Speaker 2: Right

Speaker: then we can make 100 times our money. Mm-hmm. And then you have to add to that recipe something that when I began my career I was less concerned about, but as I, you know, grew older and [00:07:00] wiser, I realized jurisdiction. Mm. It's like choosing in which currency you wish to denominate yourself, as George Soros put it, being the existential, um, choice for an investor.

I think that it comes down to where are you located. Mm. It's not just good enough to be world-class. You have to be located in a part of the world where the rule of law works.

Speaker 2: Mm.

Speaker: Or as we say, and I think as I told you last year, we call it the sleeping well rule. I want to know that when I go to bed at night, whatever I thought I owned the night before, I still own in the morning.

Speaker 2: Mm. Good advice. And I c- wrote down that term, irrational exuberance. I gotta use that one. Uh, I wanna talk to you about 1993, but before we do, just on a personal side, uh, just briefly because we are on that topic, uh, on your other life here. I mean, you know, you wanted to be a wildlife biologist. You- you've said history is what you're actually good at.

Did you settle or did you just find the right tool, Tom? [00:08:00]

Speaker: No. Uh, I was, um, quite precocious in being able to understand how pieces on the chessboard moved simultaneously when looking at historical scenarios. Mm. And I played to my strength, and there's nothing like playing and winning. Um, and I would have been an unbelievably mediocre biologist.

So even though I wanted to grow up to be, you know, the savior of big cats in the field, um, I had the presence of mind when I was a boy to understand history is definitely my strong suit, science is not. But if one day I make enough money to be able to come back and to give to those zoologists and biologists who had the aptitudes and the [00:09:00] affinities or shared affinities- Mm um, that's what I would do. And that's what led to the creation with the great Dr. Alan Rabinowitz of Panthera 20 years ago. We're celebrating- Yeah ... our 20th anniversary.

Speaker 2: Congrats. And we'll talk to Panthera, uh, uh, a little bit later on in the show. Let's go back to 1993. I mean, y- you mentioned it, no mining background, no, no frame of kind of reference.

You put 10 grand into an option in the Silver Valley. You know, you, you point across the Sunshine Mine and you tell your fiance- Mm ... you're gonna own it one day. Your company bought it 17 years later. It listed 16 years after that. I mean, what does year five feel like? What does year 10? What's the part of waiting that nobody tells you about?

Speaker: It's all about conviction. Mm-hmm. Um, it's all about focusing only on what, you'll forgive me, uh, to use a shorthand, um, Rembrandts.

Speaker 2: Yeah.

Speaker: Um, you only focus on those things about [00:10:00] which you have metaphysical certitude. That doesn't mean to say that you're not open to changing your mind. But if you only focus on those assets which are the best...

So you use the example of Sunshine. Mm-hmm. Sunshine is 1,000 grams a ton. That's over 30 ounces per ton. Um, it is three times the grade of other high-grade silver mines globally. Yeah. And yet it's not located in a jurisdiction where they will either eat you literally or figuratively. It's located in the Silver Valley of Idaho, one of the most iconic, uh, silver-producing regions in the world.

Uh, Sunshine was the largest producer of silver in American history, um, highest grade, and it's located in the safest jurisdiction on the planet. Idaho is a top 10 globally. Um, [00:11:00] then you wed that to the fact that it was also, um, up until just a couple of decades ago, the largest producer of antimony in the United States.

So we will be producing, um, eh, antimony metal- Mm ... as well as silver metal. In fact, it is slated to be and anticipated to be what we believe to be the only pure mine-to-metal platform, um, for silver and antimony. We have the entire chain from the mine face through to the milling through to the refining and being able to send four nine silver directly to the

Speaker 2: COMEX.

Speaker: Mm. Now, in a world in which supply chains are, uh, jeopardized, in a world in which very few people understand, um That the United States as well as China have declared silver to be a critical mineral. It's obviously the essential ingredient in the [00:12:00] fastest-growing renewable, uh, that is to say solar, in the world.

But what people don't understand is that the Chinese control between 60 to 70% of the global refining of silver. In antimony, it's 90%. So being able to have, um, the sole purely autonomous, um, independent mine-to-metal platform for silver and for antimony in one of the safest jurisdictions in the world, how could I not have the conviction to hold it and wait until the world came about to my way of thinking?

That's the way I see it. Unless somebody can show me that something that I own can be replaced with something better- Mm ... I'm happy to own it forever And Sunshine is a perfect example of a company that can be a $10 billion story [00:13:00] because the, the exploration at Sunshine, um, is giving tremendous results.

And this is a forward-looking statement, but we feel very confident that we're going to be able to double the, uh, throughput from 1,000 to 2,000 tons a day that's been planned. Um, and that would only be from one mine. Mm. We have targets that could make it a multi-mine district. When we bought Sunshine in 2010, we went about acquiring as much land as we could, and Electrum, uh, increased the land holdings in the Silver Valley by 400%- Mm making it the largest holder of mineral rights in the most prolific silver district in the United States. So for us, it's got all the right attributes. It'll enter production as a top three producer. It'll be the purest silver play, um, in North America, over 90%, uh, [00:14:00] from silver. Um, the exploration potential gives us the opportunity to, uh, dare to dream that we will double- Mm the production, not even including the credits from, uh, copper and antimony. Um, and again, it's located in a place where the culture, uh, of the Silver Valley is all about this tradition.

Speaker 2: Yeah.

Speaker: Sunshine is the flagship and has always been considered to be the flagship of the Silver Valley, and that's why affectionately it's known, um, in Idaho as The Shine.

Speaker 2: Mm.

Speaker: And The Shine is coming back.

Speaker 2: Mm, well said. Um, you know, I gotta go back to China 'cause you brought it up there. I mean, China's power isn't only obviously what it mines. It, it, it, it's what it can refine. So if you can mine and process a strategic material entirely outside of the system, I mean, does its geopolitical value now [00:15:00] exceed its commodity value?

Speaker: It might. Um- As I've said, we have a type.

Speaker 2: Yeah.

Speaker: We look for those things that are differentiated in terms of the asset quality. But at the same time, you want to ask yourself, what does it take to be able to create the perfect or as best to perfect as one can vehicle in the space that you're entering? And you are looking for those points of differentiation.

And whether it's NovaGold, which will be the largest single gold mine in the United States. Mm. Twice the open pit grade of the industry average. Uh, whether it is Sunshine, highest grade, um, in the world of something of that scale coming back as one of the top three in the United [00:16:00] States. Eventually, we hope it'll be number one.

Mm. Uh, Cinda in Mexico, which we took public just a couple of weeks after Sunshine, um, is very possibly the biggest silver discovery, um In Mexico, one of the biggest discoveries in the world. It's not an accident that, uh, when the company listed, we had a simultaneous private placement at the same time from the world's largest silver producer, Fresnillo- Mm um, who certainly knows what they're looking at in Mexico. They're, in fact, our next-door neighbor in this region called Guanajuato. Uh, they call their own discovery there Guanajuato Sur, Guanajuato South. Um, they're as educated consumers as could be, and they essentially bought into the IPO. Mm. And we enjoy an excellent relationship with them.[00:17:00]

Um, but it's also a statement when the world's largest silver producer, who knows the asset better than anyone else, is investing, why not want to own some of that as well? So again, it comes back to this, the differentiation of being able to have a project that's interesting and something that is what we would term affectionately a category killer.

Speaker 2: Mm.

Speaker: And that is to say something that in its combination of attributes, um, has everything going for it to be the premier-rated story in their spaces. Novagold, for sure, in the gold development space, um, we believe, John Paulson believes, that it's the best in the world. Yeah. We're talking 1.3 million ounce projected production in the first 10 years, and with plenty of room to grow, again, located in one of the greatest jurisdictions on the planet, in Alaska.

[00:18:00] Uh, Cinda, one of the biggest silver discoveries in the world, uh, using the geological model, um, made famous by the man who's been my chief geologist since 1994- Mm ... Dr. Larry Buchanan, um, and his protege Magdalena Luna. Um, and Sunshine, which is just in a league of its own. Those are the things that we hold forever because if somebody said to me, "Well, you can sell those and pivot into something else," they have to be able to show it's true.

And in each of those cases, I do believe that they are best in breed, full stop, period.

Speaker 2: Well, I guess you'll have to forgive me for the pun, but then I, I guess the investment edge isn't the sunshine, it's owning the asset before the light reaches it. I gotta ask you then about the last 12 months, Tom, because the market has, you know, finally moved towards a thesis you'd spent decades building around.

Gold, of course, made an extraordinary run. Silver reached in a record, then reminded everybody [00:19:00] about how violent this market can be. What did that vindication feel like from the inside?

Speaker: You know

Vindication wouldn't exactly be the right word-

Speaker 2: Mm ...

Speaker: uh, for the simple reason that I wasn't trying to prove anything to anyone. Um, my co-investors, uh, my partners would check in with me over the years to say or to ask, uh, "Have you changed your view?" And my response was, "No. If anything, the longer it takes for the rubber band to snap back, the bigger the move."

All that I saw was the coming to pass of a prediction that I'd made, uh, in 2007 when I sold my energy company, Lior, which you referenced, um, and pivoted into [00:20:00] gold and silver. And at that time, the price of gold was 550, 600. The price of oil was headed to 120. And my view was that the place to protect my wealth, my family's wealth when we sold our energy company, which our, was our biggest asset and our biggest killing, as it were, um, was gold and silver And I made my first forecast that it would go from 500-ish to between 3 to

Speaker 2: 5,000.

Mm-hmm.

Speaker: And when I was asked why that, you know, band, 3 to 5,000, I said because I see it going to 5,000 and then maybe coming back to three before going back above 5,000 again. And so earlier this year, uh, on a NovaGold webcast, uh, when silver and gold were peaking, I said we could have, it's not necessary-

Speaker 2: Yeah

Speaker: because the fundamentals are so [00:21:00] strong for precious metals, but we could have a 1987 moment. That is to say, um, something where the Dow in October '87 went from 3650-ish to 2650-ish, and that was the best buying opportunity of the entire bull market. Uh, because you knew the strength of the bull market, y- you then had a downdraft that would encompass, uh, sweeping away the weak hands- Yeah and then you'd go back to new highs and beyond. And I don't have to say, uh, to, to tell you, the Dow's gone a little bit higher than 2,650. Um, and I think that when this 1987 downdraft is over, maybe it already is, maybe it needs to test again, I don't know. It doesn't matter because in the long term, even in the medium term, gold and silver are going to multiply from where they [00:22:00] are.

And the problem is that people try to be too clever. And one of the reasons why I do hold things for so long is because I just say to myself, "I'm going to be patient. So long as they are still the best assets in their class, I'll hold it forever, and I will not be distracted by noise."

Speaker 2: Mm-hmm.

Speaker: But I do believe that we are in the midst of what will be seen to be a very, very, very long wave in gold and silver, that we will see new highs, uh, in both.

And ultimately I can see gold going to 30, 40, $50,000 without a problem.

Speaker 2: Wow.

Speaker: All of those things, uh, all of those things that, um, I was able to perceive before the financial crisis to allow me to see gold going up tenfold, um, have only just been reinforced and [00:23:00] exacerbated by everything that was done to get us out of that crisis- Mm and everything that is leading to the next one. And so seeing gold go up another tenfold from here, it to me is not, uh, not just, um, likely, but inevitable.

Speaker 2: Now, at the Sunshine Listening, obviously you said that you believed we were still in the foothills of a bull market. You're talking about it here. You said that before that initial run and, and before the correction, obviously you still say it.

And, and I just gotta know because, I mean, you've watched more than one of these now. And, and for somebody who's only lived through this one, I mean, how does this run compare to the ones that came before it?

Speaker: If I wanted to point you to a chart that would be able to show you what I think, um, is playing out, I would point you to a chart that I used, uh, earlier this year. In fact, I repeat it, uh, several times, which is showing a chart of the [00:24:00] Dow- Mm. ... um, when it broke through 1,000 in 1980 and taking you to where we are today.

And if I come back to that 1987 moment, which is where I say I think we are, um, you can't see it on a long-term chart. And this is where having lived through cycles gives a little bit of advantage because you know when to sweat and when it's noise. And so the crash of 1987, it really did seem like the world was falling in upon itself, and yet when you look back over that chart You can't see it.

You know, certainly a person of my vintage would need glasses to be able to perceive it. It's that minute. So when I look at what's going on with precious metals, um, today, to me, this is just absolutely [00:25:00] normal. And I said as much before it happened to prepare people for the buying opportunity to come. Did that mean that I altered any of my own approach to the positions that we hold?

Not at all.

Speaker 2: Yeah.

Speaker: Not at all. I'm not a trader. If I were a trader, I would probably be a poor one. I would be to trading what I would have been to being a zoologist, you know, a wannabe who was swept away by the tide of other people's professionalism. But what I do understand is just set it all aside, be very stoic, find the joy in knowing that you're in the zone.

Don't crow about it because markets can be very, very humbling. But there is nothing that I am seeing, um, in the gold and silver space which makes me believe any less that this, uh, [00:26:00] multiplication factor and long-term bull market are not in full swing. You just wanna own it. And those that don't own it should be buying some.

And if it goes down, buy some more. And if it goes up, at least when you do end up buying more, you'll be doing it from the standpoint of feeling that you're playing a little bit with the bank's money. It makes it easier. But those who don't have a position in gold and silver now, I think are going to find it harder, even though there are going to be reasons why people, when gold goes over fifty-five hundred, will say, "Ah, yes, but the fundamentals are better now than it was the last time.

Look at the consequences of the Gulf War." Or for silver, when silver goes back over a hundred and twenty, how will people be able to say, "Why is it better now at a hundred and twenty than it was when it pulled back into the fifties or sixties?" Well, what excuse might they use? One excuse might be, [00:27:00] you know If there's one thing that this war has shown, it's that it's really nice to be able to have an energy source that is secure.

Mm. To the best of my knowledge, there are no, um, uh, Straits of Hormuz or Bab-el-Mandeb, um, between solar panels and the sun. Not surprisingly, silver is surging for its use in solar energy, which is now, uh, surpassing other forms of non-hydrocarbon, um, energy sources, and including some hydrocarbons. Hmm. So people will use that as a justification.

But at the end of the day, I believe in silver's case, silver is, as Milton Friedman put it, the major monetary metal throughout history. Hmm. And, um, you know, I would say [00:28:00] that I've got nothing against crypto. It's made my life easier. I no longer have to spend very much time explaining why owning something that can't be printed, uh, easily is a good thing.

So it saves me a lot of time when I talk about gold or silver. But for me, silver is the thoughtful person's Bitcoin.

Speaker 2: Hmm.

Speaker: It is something that people need. It's green, it's used, and in a bull market in monetary metals, silver outperforms gold. That's just the way it works. So as you rightly pointed out, the name of our group, Electrum, is a naturally occurring alloy of gold and silver.

And what we seek are the best assets, um, to be able to give us the greatest leverage to those themes in jurisdictions that will allow us to keep the fruits of that leverage when one day we do ring the cash register.

Speaker 2: Hmm. Tom, let me ask a, [00:29:00] a little bit of... This is a really good point, and I think the, the audience will value it because you have perspective that most don't.

I mean, a lot of people are stubborn on the S&P. You know, they're, they're in their ETF accounts. It just keeps picking up. And, and one thing before I kind of ask about leaving the thing that worked. I mean, I think back to it. My mother actually worked for Encana back then, so this one came up at my dinner table.

But you started that natural gas company in 2003. Four years later, the assets went to Encana for about 2.55 billion. Um, you know, by then Shale had kinda made it very hard for anyone to say with confidence what a hydrocarbon was worth. You were already kinda turning your attention towards gold. Just walk me through the decision to leave the business that just, you know, had worked so spectacularly.

Not the thesis, the decision. I mean, what did that actually look like?

Speaker: Well, that was one of the faster turnarounds in our investment world. It wasn't a 16 or 17-year hold. It was, as you pointed out, um, about a four-year [00:30:00] process. Um, I got into the energy business in a similar fashion to the way I got into, um, mining, um, somewhat by accident.

Um, I had a thesis that oil, which was trading between 15, 16, $17 at the time, um, was going to go to 100 based on my own macro analysis. Uh, people thought I was crazy. I created an energy company, uh, named, um, after my then two children, we have three now, um, called Leor Energy for Leonardo and Orienne, um, and went out looking for oil in Texas, hardly undiscovered, uh, territory.

Um, you know, fast-forward to Cenda, it's a very similar story. We're not talking about areas that were undiscovered, but where there were new geological models. And we didn't find oil, um, but we did make the [00:31:00] biggest, uh, discovery of natural gas in Texas in decades. And initially, Encana offered me $200 million.

And I said, "Mm, no, thank you." And we then raised money with Goldman Sachs at a valuation of about $500 million, 550, with Encana buying into 30% of the field, um, in exchange for about $150 million worth of investment. Hmm. Um, not that long after, Merrill Lynch bought in at a billion and a half dollars. Um, and then the total exits to Encana were close to 2.8 billion.

Um, there was another 200 million along the way. Um, now here's what happened I had a very strong conviction that oil would go to 100. In fact, it did, um, and it overshot that. [00:32:00] But having a 100x return, 100 times our money return, and oil hitting my target, I viewed that as a professional- Hmm ... I should decide that I had, um, been rewarded for being greedy.

I didn't sell at 200 million. Um, and it was time to leave. And then there was an additional factor, which is that I'd entered 2007 with a view that things were just simply too good, not dissimilar to the way things are right now in certain respects. Hmm. And that there was just too much bullishness in asset classes.

The only thing that I really was coming to believe in was gold and silver. As you mentioned, um, the advent of shale was shaking that famous conviction of mine, and I no longer had metaphysical certitude about whether [00:33:00] oil was worth 20, um, or worth 120.

Speaker 2: Hmm.

Speaker: And I need metaphysical certitude. I have to have my conviction, and I was losing the conviction. And then in the summer of 2007, you had a freezing of markets which turned the world from being too good to almost uninvestable.

Um, and then, God bless him, Ben Bernanke came in, lowered interest rates, stock market went to an all-time high, and I approached Encana to buy us out of the 50% of the asset which they didn't own, and we reached a price of $2.55 billion. Um, willing buyer, willing seller. But, uh, that sale had followed the sale of our platinum interests in the spring, um, a company called African Platinum.

We had about 100X return in platinum as well. Um, and we sold that to, uh, Impala Platinum, um, then I [00:34:00] think second or third largest platinum producer, uh, in the world based out of South Africa. I wanted to be out of everything that was economically sensitive because the macros were not allowing me to sleep as well as I like to and need to, to be able to hold something forever.

And that is the essence of whatever recipe we have. And those ingredients went missing, and I wanted to be out. And so when the financial crisis came, all we had was a lot of cash- Mm ... and conviction in gold and silver. When those assets imploded upon themselves, we were able to move in, and at the beginning of 2008, took over NovaGold, um, and in 2010, um, bought Sunshine.

Mm. So, you know, we were positioned to go after the assets about which I'd had maximum conviction because I [00:35:00] sold those things which, um, I couldn't justify based on having an unshakable view of the fundamentals, not of the assets, but of the underlying themes. Things that I thought were tailwinds and had been, and in the case of PGMs and hydrocarbons, had given us 100 times our money return.

Mm. Um, I could no longer say with confidence that those tailwinds still existed in the same way. Today, my view is that gold and silver have those tailwinds, and when we are out of the 1987 period, as I term it, um, we will see them multiply.

Speaker 2: Yeah. I mean, here, here's what I think is the hardest question i- in this business is, and you've answered it with real money more than once.

I mean, patience looks wiser after an investment obviously succeeds. But during the years that it, when it doesn't, I mean, how do you tell conviction apart from kind of refusing to admit you're wrong? I mean, have you ever been wrong and told yourself you were [00:36:00] just early?

Speaker: You have to understand that in the 33 years that we've been in business, um, maybe we've done six or seven stories.

Speaker 2: Right.

Speaker: Um, during that time, I've laid down macro theses for silver, gold, PGMs, hydrocarbons, uranium, um- Copper-ish

Speaker 2: Mm-hmm

Speaker: I've gotten it right every time. But then just, you have to remember, that's not a way of bragging. There are people who get things right very, very often, and they're doing this once a day or once a week or once a month.

Um, you know, for me it's, I really focus on something for years and then pounce when I feel that the right prey has come to the watering hole. Um, [00:37:00] or w- which I even love even more, the right exploration property has come through the watering hole. I've made much more money through the drill bit than through acquisitions, which is also very, very rare.

Mm. But I am incredibly lucky to surround myself with great people who reduce those odds, which can be as high as 1,000 to 1 against you, um, to as much as 10%, which is pretty amazing. And that was what accounted for my beginner's luck in Bolivia in- Mm ... 1994, 1995. Um, but I've gotten the macros right in each instance.

But again, I'm not overplaying that because there are people who do macro every day, and I don't. So I really pick my spots, which is a tremendous luxury, and I don't have anyone looking over my shoulder on a quarterly basis, a half-year basis, an annual basis. The [00:38:00] sovereign wealth funds who, um, have been co-investors with me, um, the great investors that I've been able to, um, have with me over my career, be it Soros or John Paulson- Mm as a fabulous example, um, allowing me the leeway of 10 years or 15 years to be able to see the thesis playing out. Um, these are great luxuries, and the fact that no one has ever asked me to feel vindicated, but rather that they've said, "Yep, you got it right." In the case of Leor, I got the, you know, from tip to tail, from beginning to end, three, four, five years.

Novagold, obviously a- another end of the spectrum. Sunshine, another end of the spectrum. But because I haven't had anybody putting pressure on me over the [00:39:00] last 15 years, a period which I say has been akin to watching paint dry most of the time, um, I've been able to hold, and we have a really good team, and we've stayed, um, properly capitalized during very difficult periods.

Speaker 2: Yeah.

Speaker: You know, if you live long enough and you get the macros right, you'll be right. And then the question is, do you have the right assets for the time? And I think our being able to take Sunshine and send to public in June when silver had come down into the 50s, um, was testament to extraordinary assets, highest grade, biggest discovery, um, and excellent management teams and, um, a strategy to be the best in their spaces.

So we really, really do pick our spots. Yeah. There aren't that many groups that can say, "Oh, we've done six or seven things out of the last 33 years." There have been times [00:40:00] when, you know, we've found a great asset, um, but for one reason or another it wasn't mine-able. Um, and you, you learn that early on.

That's mother nature playing games with you. Um, we became one of the largest shareholders of Gabriel Resources, which if it were in operation, would be the biggest gold mine in Europe. Um, I've never recommended it to anybody because even I understood it was binary. But for me, a binary bet is already better than anything else I've ever taken.

Um, but that's where jurisdictional risk comes in. Right. So again, it comes down to mitigating risk by differentiation and superlatives and jurisdictional safety, and that's, that's the common denominator.

Speaker 2: Yeah. See, this is a good point 'cause there was a point when you kinda held, what, mineral rights across frontier jurisdictions, Africa, Asia.

Oh, yeah. I mean, Pakistan, Guinea, Mali, the Congo. And over time, obviously you shifted that focus towards Alaska and [00:41:00] Idaho. You're talking about this risk, how it kinda went from, uh, about a 10th on your list to the first worry. I mean, something taught you that. What was it?

Speaker: Well, I came to the conclusion, and I'm fairly certain I used this analogy, but what the hell, uh, that Woody Allen was right with his quip, "I'm not afraid of death. I just don't wanna be there when it happens." And despite the fact that I made my bones in Bolivia, in silver, in Zimbabwe and South Africa in PGMs, um, I basically became the largest shareholder during the global financial crisis of Moto Goldmines because I thought the Kibali asset in Congo, um, was an excellent asset.

And to-- even when, you know, Mark Bristow and I would have debates on other subjects, he always said the only two people who believed in Kibali were Tom [00:42:00] Kaplan and me, and he bought it from me. Um, and that's fine. Um, I'm not interested in being in the Congo, and it was a very short-term hold, but that was a function of the markets giving me a 90% off sale for me to be able to swoop in, take that position, and Mark very intelligently decided to buy it, and he bought it extremely well.

Um- But I did come to the conclusion, um, around the time that I was bringing in, um, sovereign wealth funds, Mubadala from Abu Dhabi, Kuwait Investment Authority, a Saudi, uh, family office, um, that one of the reasons that I wanted them to be with me, um, was no longer, um, applicable. Mm. So yes, I was the largest holder of mineral rights according to them, stretching from West Africa, you name the jurisdictions, Guinea, [00:43:00] uh, Mali, Burkina Faso, Niger, Senegal, Côte d'Ivoire, all the way through to Congo, Burundi, um, and to Pakistan.

I was the largest holder of mineral rights in Pakistan. What Barrick is talking about building, or for the time being anyway, um, I surrounded them. Very interesting mineral belt. But I also saw that Balochistan, which is that part of Pakistan, um, where Reko Diq is located and which attracted me- Mm ... because it really is a very exciting geological reason, uh, region, but they don't want you to build anything there.

Yeah. In fact, Balochistan doesn't even consider itself part of Pakistan. They see themselves as being, um, cousins to the Iranian Balochis over the border. Mm. So sometimes you just have to look at something and say, "Is life too short to do something about it? Yes. And am I going to make other people's [00:44:00] lives too short by putting them in harm's way in a place where the terrorist insurgents go out of their way to kill Chinese?"

So I don't wanna be there. So literally and figuratively, it wasn't being afraid of death, just not wanting to be there when it happened. It was even more than that. And I came to the conclusion that one of the great and sad ironies of this bull market that was coming, would that people would buy into potentially fine world-class assets in many jurisdictions, and then find to their chagrin that it was taken away from them because they don't game out the consequences of a bull market in gold.

If you genuinely believe that gold will go to 5,000, which I did, of course, um, and-10,000, 20,000. On what planet do you believe that you will be allowed to keep that gold mine in a country in which if [00:45:00] there's ever a global downturn again, the only thing that's producing cash is the gold or the silver? They will take it from you.

They will say, "Look, you have shareholders, but so do we, millions of them. They voted for us, and it's called force majeure. We have no choice. We will take it from you." So the irony becomes you get the macros right on gold, you may even get the micros right on the asset itself, and you are so right that you have it taken away from you.

Which is why if you're not in a place like an Idaho or an Alaska or a Guanajuato, um, you know, you are really at risk of being able to say, "This is fabulous. It's a cash machine, so much so that I'm being taken over because effectively I've become that country's central bank minting money."

Speaker 2: Yeah. Great point.

Speaker: People don't... [00:46:00] This is where, this is where an understanding of history comes in- Mm-hmm ... and an understanding of psychology. Put yourself into the shoes of the country that is watching you mint money, and if you really believe that they're not going to change the rules of the game, you're wrong. There is no one in the world who will have sympathy for the mining company.

It just doesn't work that way.

Speaker 2: Yeah. Well said, Tom. And, you know, speaking of jurisdiction, I guess we could also talk about grade. I mean, Sunshine is about 30 ounces a ton, roughly three times the average high-grade silver resources annually. I mean, what does grade buy you that size doesn't?

Speaker: I need both.

Speaker 2: Yeah.

Speaker: So I don't look at something that's small, um, and high grade. Um, we need to be able to have something that justifies the management of attention [00:47:00] of a, of a small tight-knit knit group of people who've been working together now for decades. Mm-hmm. And so we do need size. We need something that, um, has the potential to be worth billions of dollars, otherwise it just doesn't make sense for us to devote the energy to it.

Um, and w- you know, if you do eventually want to sell something to someone, it's got to be of a size that moves the needle, um, for them to be able to pay the appropriate price. Size matters, sadly. But it does matter. And, and grade, and grade, you know, grade is king. There's a reason why we say that. So if you have the combination of size and grade and production profile and exploration upside, you want to be short jurisdictional risk, long the drill bit.[00:48:00]

Speaker 2: Mm.

Speaker: What's taken my assets from 10X returns for good assets to 100X are getting the macros right, giving that, getting that tailwind, getting the tailwind of a great discovery. So you wanna be in places. Guanajuato's the biggest discovery that we know of. I mean, we've got 15 rigs there, 18 rigs, you know, soon.

Um, our neighbor Fresnillo, multiple rigs. Our aim is that this district will already, already have well over a billion ounces. We have line of sight on 800 million ounces- Mm ... um, in all categories, um, just on the deposit, and that's only on 38% of the known veins being drilled. Wow. Sunshine, we're hitting entirely new zones near mine- Mm and could look at potentially doubling [00:49:00] the resource just along strike, but we have other targets within the district that have come with the land acquisitions that we've made. Being long the drill bit is something that gives the juiciest returns. In a bear market, nobody cares- Yeah ... when you get good drill results.

But in a bull market, the psychology is completely different, and you can see a stock go up 10, 20, 30, 50% on great drill results. We're in a bull market, so you want to be long the drill bit. And in each instance, we're very, very long the drill bit and getting satisfaction.

Speaker 2: Yeah. Yeah. To your point, I mean, let's go to Donlin, because the number is enormous.

I mean, for anybody who doesn't follow mining, it's roughly 40 million ounces in Alaska at more than twice the average grade in the industry on a 27-year mine life, and the previous estimate put a cost of building at somewhere north of what, 9 billion? Now, you told the Wall Street Journal- Yeah ... in February that, uh, you're [00:50:00] chasing kind of the financing at the same time as the feasibility study instead of waiting for it to finish.

That's kinda backwards from how it normally works. So why break the sequence?

Speaker: Well, we're now dealing with a confirmation that we are in the gold bull market- Mm-hmm ... that we believed, um, was the predicate for, uh, going ahead, um, with Donlin. I mean, the truth is that, you know, if John Paulson had been our partner five years ago, um, we probably would be already close to production, if not in it.

But those were the lost years. But it only got better, uh, being able to see gold go from 1,200 to 5,500, and I'm pretty confident it'll be much higher by the time we go into production- Mm-hmm ... um, has only made the asset easier to finance. Um, [00:51:00] so yes, w- the aim with Donlin is to work on financing, and you've seen we've made announcements as to financial advisors, and indeed made reference to that as being one of the, um, reasons why we see advantages in having 100% ownership of Donlin under the Novagold roof, um, is that it increases, uh, and simplifies the access, um, to capital and executing on the financing plan.

Our aim, obviously, is to be able to finance this with as little equity, uh, as necessary. We want to be able to have all that leverage to gold in a fabulous place that will allow you to keep it. Um, and working on the financing in parallel is simply a reflection that we are really very confident that the feasibility study will be positive, um, and [00:52:00] allow us to have the, uh, final, um, investment decision.

Um, and so we might as well have the financing lined up, um, subject to conditionally, um, with the feasibility study. It's a function of, it's a function of confidence. Yeah. We don't see the need to wait.

Speaker 2: I gotta ask you, in that same conversation, you suggested that, uh, uh, you know, official sector or sovereign capital could maybe be a natural fit for a project like this, particularly, you know, when some investors want favorable access to future output and central banks want to secure stores of gold, obviously.

Uh, what could that structure actually look like?

Speaker: Well, I'll just give you two prime examples who are, um, sovereigns, um, that are bullish on gold, um, and appreciate, uh, the fact that a mine is being built, uh, on the Pacific Coast, um, in [00:53:00] Alaska. Um, just to name a couple. I could name several from the Middle East as well, but just to name a couple.

Japan has committed to investing $550 billion, um, in the United States. They are gold bullish. Korea has committed to $350 billion. Within the last month, they have returned to buying gold for their central bank. So I think they are expressing, um, their sentiments with their feet. You have sovereign wealth funds, um, from countries such as UAE and Saudi Arabia, um, w- and which have made commitments to investing in the United States.

They're all bullish on gold. So if you're being given a suite of, um, opportunities to invest in, to be meeting commitments that you've made, and you're bullish on gold, um, it doesn't require that much of an [00:54:00] imagination to believe that being able to take a look at participating in what will be the largest single gold mine in the world's safest jurisdiction- Mm where you have, uh, capital commitments. Um, this one, it's not really a stretch. I mean, truthfully, the worst that can happen is somebody says no. But you're definitely going to see people, um, looking very seriously at this, especially with, as it were, the cap structure having been flattened so that if indeed, um, the shareholder vote, uh, is for the acquisition of Paulson's stake, we'll have 100%, making the ability to, uh, deal with the financiers, uh, considerably simpler.

Speaker 2: Yeah, yeah. And I mean, if the transaction closes, I think John Paulson would r- hold roughly 40% of the economics- That's right ... with voting rights capped just under 20. I mean, how do you [00:55:00] build a partnership like that, and what did the last one teach you?

Speaker: I'll tell you If you are lucky in life to be able to have great partners, um, that makes all the difference in the world. I've been very lucky on many, many levels personally in terms of my wife and that partnership, um, of 38 years that we've been together. Um, but on a professional basis, the first partnership that I had was with Soros, and for 10 years, uh, they were my largest investor, and we multiplied the value of the investment a hundredfold.

Um, then when I went into hydrocarbons, our partnership was with Encana. That worked out really well. When we took over [00:56:00] Novagold, that's around the time that I met John Paulson, and the truth is that, um, he's really very much a hero of this story to me. Um, when we extracted ourselves from a very bad marriage, uh, with Barrick and entered into, uh, a perfect marriage, um, you know, with, um, a fabulous partner, you know, people gave me the credit, um, to say, "You delivered Novagold after all of those years from Barrick."

I said, "Yes." I said, "After many years of asking Barrick to let my Donlin go, um, they did." And I said, tongue in cheek, "I am Moses in this story. I delivered Novagold. I delivered Donlin from Pharaoh." But let there be no [00:57:00] doubt, I may have been Moses, but John Paulson, he was God. Still is. And if it were not for his fidelity, small F, um, and knowledge of Donlin, and just being the kind of partner who always put himself in my shoes to say, "What do you need?"

Over a period of 15, 16 years. People forget he was the second-largest shareholder of Novagold, um, for 16 years before coming into the story and putting another $800 million into it. That's a function of confidence. That's a confidence not only in the asset, but the confidence that he had in me, in Greg Lang, our CEO- Mm-hmm um, and the Novagold team. But I have to tell you, [00:58:00] there are a lot of people out there who would not have looked at the situation, uh, as other people might have done and understood That in discussing a potential transaction, it had to be financially accretive, um, and, uh, in terms of corporate governance, something that would allow NovaGold to truly be independent, hence capping the voting at 19.9%, hence standstill agreements, hence lockup agreements, um, with milestones that anybody would look at and say, "My God, that's so fair."

And that's the response that I've had, and ultimately the shareholders will vote on it. But, um, when we look at 100% ownership, um, of something that will produce 1.3 million [00:59:00] ounces a year, that's a major mining company in its own right with decades ahead of it. Remember, when we talk about the drill bit, Donlin in the gold space is probably I'll say one of, but maybe the best story in terms of being able to add, um, high-quality ounces cheaply.

The 40 million ounces that we have of measured and indicated is on only one-third of an eight-kilometer mineralized belt. Not even, it's three kilometers, let's say, roughly. That eight-kilometer mineralized belt is less than 10% of our land package. Mm. Because of the legacy of the relationship with Barrick, they wouldn't allow us to do the kind of exploration we wanted.

We believe that there's potential there to multiply the resources at Donlin. Now, when [01:00:00] you consider that Donlin is located in Alaska, the second-largest gold-producing state in the United States after Nevada, and that it has all of these aspects of size, grade, production profile, um, jurisdictional safety, there's a reason why we call it the Holy Grail.

Mm. There's a reason why John Paulson has been so committed. But what I can say is that on the personal basis, the relationships which I've had with my sovereign wealth fund partners led by Mubadala, Mubadala Capital, who have just been absolutely outstanding long-term shareholders, um, and John Paulson, uh, of whom I can say likewise, um, these are gifts.

And if they make me make the job look a little bit easier than it [01:01:00] is, um, it's because of the confidence and the faith they've had, um, in my macros and, um, our ability, our team's ability to execute.

Speaker 2: You know, this is interesting because, um, obviously our time goes too damn fast, and I know you're a very busy man.

I gotta ask you just one follow-up to this, because I actually was watching your CNBC interview recently, and I wrote it down. You said Novagold is kinda a Rembrandt, right? And, and Rem- Yeah. You know, you happen to own the largest private collection of Rembrandts in the world, along with the only mature Vermeer left in private hands, around 250 works with your wife.

And rather than keeping it behind, you know, a door somewhere, you lend it out to museums all over the world. So I mean, you kinda talked about it there, Tom, but when you call an asset a Rembrandt, what are you actually saying about it?

Speaker: What you're saying is that it is the consummate expression of [01:02:00] something that merits being referred to as iconic.

You know, the common denominator of a tiger, of a Rembrandt, um, of a great piece of cultural heritage, a great antiquity, is its beauty. It's what it says to you. In business, our shorthand for something that checks all the boxes, all of those attributes, all of those superlatives that can be considered to be iconic, we call a Rembrandt.

Speaker 2: Mm.

Speaker: Donlin is a Rembrandt. I meant it when I said it on CNBC. It is a Rembrandt. So is Sunshine. There is no comparable for it. And Sinda is turning out to be, uh, one of the biggest, uh, silver gold discoveries, um, in the world. We don't know how big [01:03:00] this is going to be, but it's growing all the time. And the fact that, um, the most iconic silver producer in the world, Fresnillo, just validated-

Speaker 2: Yeah

Speaker: or vindicated, to use your term, um, you know, Sinda is just a further expression of, um, the nature of the asset. So to us, in the same way as for me, Rembrandt is the shorthand of Great art. As it's been said, Rembrandt was the first painter to touch the soul with his paintings. Um, intellectually, when we see something that is just peak, peak perfection for what we're looking for, we call it a Rembrandt.

Speaker 2: Yeah.

Speaker: And we have three Rembrandts.

Speaker 2: Three. Yeah, no kidding. That Fresnillo be- being beside it

Speaker: in, in- Well, we have three- ... in that same jurisdiction ... we have, we have m- w- w- we have m- we have many more Rembrandt paintings. Yeah. But [01:04:00] in terms of Novagold, Sunshine, and Synda, we have three Rembrandts.

Speaker 2: All right. Well said.

Okay, listen, last one, and it's yours, it's not mine. At the listing in New York, you told a story about those wedding medallions. You said that not all of your guests were as patient as you were, that you'd found some of them on eBay, and then you said had they had waited longer it would've been a more profitable trade.

Now, there's somebody watching this video who bought silver during the surge and is still a little bit underwater here. Some of our guests sold too early. This person may have bought too late. You know, not the same mistake, but the same question underneath it. What do you want them to understand about that feeling?

Speaker: You're going to be right, and obviously if you are underwater, um, my suggestion would be that you average down. Um, I've always been very, very candid in s- telling you that people should have a balanced, diversified [01:05:00] portfolio. Uh, I think the way that I expressed it to you last year was, "Do as I say, not as I do," because my portfolio is not, um, diversified because I do require, um, conviction, and things like bonds, um, and other currencies other than gold, um, they just don't move me, and I don't wanna have to worry.

So as far as I'm concerned, I'm in precious metals, mostly through the equities, um, and T-bills. Um, but if you are, uh, holding silver, um, I do believe you will see significantly higher prices. Um, as I recommended to people along the way, wherever it was, take position, buy on weakness, buy on strength, but you do need to be able to have some position in precious metals.

So if you own it, maybe you already have a full position, in which case [01:06:00] just be content, because you, uh, you will be right, if you aren't already right.

Speaker 2: Good advice. All right, Tom, always a privilege. I appreciate your time today.

Speaker: Thank you, Jeremy. Pleasure's mine, and the privilege. Thank you.

Speaker 2: All right. That's Dr.

Thomas Kaplan, chairman of Electrum Group, chairman of NovaGold, chairman of Sunshine Silver Mining and Refining, and of course Sinta, uh, Mining in Mexico, making headlines too. What a year, and congratulations to him. Now, 33 years between pointing at a mine and watching it trade, most of us can't manage 33 months.

So tell me in the comments, what's the longest you've ever held anything? Would you do it again? And what did it teach you? I'm Jeremy Szafron. Thanks for watching Kitco News. For all of us, great content coming up all week long. Stay with us.

Cautionary Note Regarding Forward-Looking Statements

This communication includes certain “forward-looking information” and “forward-looking statements” (collectively “forward-looking statements”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. Forward- looking statements are frequently, but not always, identified by words such as “expects”, “continue”, “ongoing”, “anticipates”, “believes”, “intends”, “estimates”, “potential”, “possible”, and similar expressions, or statements that events, conditions, or results “will”, “may”, “could”, “would” or “should” occur or be achieved. All statements, other than statements of historical fact, included herein are forward-looking statements. These forward-looking statements include statements regarding the expected outcomes of the Transactions; the ability of NOVAGOLD, NovaGold Corporation and Paulson to complete the Transactions on the terms described herein, or at all, including receipt of required regulatory approvals, shareholder approvals, court approvals, stock exchange approvals and satisfaction of other customary closing conditions; the expected synergies related to the Transactions in respect of strategy, operations and other matters; projections related to expansion; and the impact of the Transactions on NovaGold Corporation and its stakeholders. Forward-looking statements contained herein are based on a number of material assumptions, including but not limited to the following, which could prove to be inaccurate: the expected outcomes of the Transactions, the ability of NOVAGOLD, NovaGold Corporation and Paulson to complete the Transactions on the terms described herein, or at all, including receipt of required regulatory approvals, shareholder approvals, court approvals, stock exchange approvals and satisfaction of other customary closing conditions, the expected synergies related to the Transactions in respect of strategy, operations and other matters, projections related to expansion, our ability to achieve production at Donlin Gold; the cost estimates and assumptions contained in the 2025 Technical Report and the 2025 Technical Report Summary; estimated metal pricing, metallurgy, mineability, marketability and operating and capital costs, together with other assumptions underlying our resource and reserve estimates; our expected ability to develop adequate infrastructure and that the cost of doing so will be reasonable; assumptions that all necessary permits and governmental approvals will be obtained and the timing of such approvals; assumptions made in the interpretation of drill results, the geology, grade and continuity of our mineral deposits; our expectations regarding demand for equipment, skilled labor and services needed for exploration and development of mineral properties; operating or regulatory risks. Forward-looking statements are necessarily based on several opinions, estimates and assumptions that management of NOVAGOLD considered appropriate and reasonable as of the date such statements are made, are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results, activity, performance, or achievements to be materially different from those expressed or implied by such forward-looking statements. Forward-looking statements are not historical facts but instead represent the expectations of NOVAGOLD management’s estimates and projections regarding future events or circumstances on the date the statements are made. Important factors that could cause actual results to differ materially from expectations include the need to obtain additional permits and governmental approvals; the timing and likelihood of obtaining and maintaining permits necessary to construct and operate; the need for additional financing to complete an updated feasibility study and to explore and develop properties; availability of financing in the debt and capital markets; disease pandemics; uncertainties involved in the interpretation of drill results and geological tests and the estimation of reserves and resources; changes in mineral production performance, exploitation and exploration successes; changes in national and local government legislation, taxation, controls or regulations and/or changes in the administration of laws, policies and practices, expropriation or nationalization of property and political or economic developments in the United States or Canada; the need for continued cooperation between the owners of Donlin Gold to advance the Donlin Gold project; the need for cooperation of government agencies and Native groups in the development and operation of properties; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, ore grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; whether or when a positive construction decision will be made regarding the Donlin Gold project; and other risks and uncertainties disclosed in NOVAGOLD’s most recent reports on Forms 10-K and 10-Q, particularly the “Risk Factors” sections of those reports and other documents filed by NOVAGOLD with applicable securities regulatory authorities from time to time. Copies of these filings may be obtained by visiting NOVAGOLD’s website at www.novagold.com, or the SEC’s website at www.sec.gov, or on SEDAR+ at www.sedarplus.ca. The forward-looking statements contained herein reflect the beliefs, opinions and projections of NOVAGOLD on the date the statements are made. NOVAGOLD assumes no obligation to update the forward-looking statements of beliefs, opinions, projections, or other factors, should they change, except as required by law.

Important Information and Where to Find It

In connection with the proposed Transactions, NOVAGOLD expects to file a proxy statement on Schedule 14A with the SEC and applicable Canadian Securities Regulators that will be mailed or otherwise disseminated to security holders of NOVAGOLD seeking their approval of the transactions-related proposals. NOVAGOLD also may file other documents with the SEC and applicable Canadian Securities Regulators regarding the proposed Transactions. None of the securities to be issued pursuant to the proposed Transactions are anticipated to be registered under the U.S. Securities Act of 1933, as amended (the U.S. Securities Act”) or any U.S. state securities laws, and any securities issued in the transaction are anticipated to be issued in reliance upon an exemption from such registration requirements under the U.S. Securities Act and applicable exemptions under U.S. state securities laws. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC AND APPLICABLE CANADIAN SECURITIES REGULATORS, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS, THE PARTIES TO THE PROPOSED TRANSACTIONS AND RELATED MATTERS. This communication is not a substitute for the proxy statement or any other document that NOVAGOLD may file in connection with the proposed Transactions. Investors will be able to obtain free copies of the proxy statement (when available) and other documents that will be filed by NOVAGOLD with the SEC at http://www.sec.gov, the SEC’s website, under NOVAGOLD’s profile on SEDAR+ at www.sedarplus.ca, or from NOVAGOLD’s website https://novagold.com/investors/why-invest/.

Participants in the Solicitation

NOVAGOLD and certain of its directors and executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed Transactions. Information regarding NOVAGOLD’s directors and executive officers and other persons who may be deemed to be participants in the solicitation of shareholders of NOVAGOLD in connection with the proposed Transactions and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement, which will be filed with the SEC and applicable Canadian Securities Regulators. Information regarding NOVAGOLD’s directors and executive officers is contained in NOVAGOLD’s proxy statement for its 2026 annual meeting of shareholders, which was filed with the SEC on March 25, 2026. To the extent the holdings of the NOVAGOLD securities by the NOVAGOLD directors and executive officers have changed since the amounts set forth in the proxy statement for its 2026 annual meeting of shareholders, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Beneficial Ownership on Form 4 filed with the SEC. More detailed information regarding the identity of potential participants in the proxy solicitation and a description of their direct or indirect interests, by securities, holdings or otherwise, will be set forth in the proxy statement and other materials when they are filed with the SEC in connection with the proposed Transactions. You may obtain free copies of these documents (when they become available) using the sources indicated above.